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ACLARA BIOSCIENCES, INC.

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Filed by Aclara BioSciences, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

The following is the text of a joint press release issued by Aclara BioSciences, Inc. and ViroLogic, Inc. on June 1, 2004, followed by the script for an investors’ call that took place on June 1, 2004.

Text of Press Release

For Immediate Release June 1, 2004	Contacts:	Karen Wilson, CFO, ViroLogic (650) 624-4164 kwilson@virologic.com

Alfred Merriweather, CFO, ACLARA (650) 210-1200 invrel@aclara.com

ViroLogic and ACLARA BioSciences Announce Merger

— Creates Leader in Personalized Medicine Focused on Oncology and Infectious Diseases —

— Conference call to review details at 10:00 a.m. EDT today —

South San Francisco and Mountain View, Calif., June 1, 2004 — ViroLogic, Inc., (Nasdaq: VLGC) and ACLARA BioSciences, Inc. (Nasdaq: ACLA) today announced that they have entered into a definitive merger agreement to create an industry-leading company to develop and commercialize advanced molecular diagnostics for personalized medicine focused on oncology and infectious diseases.

The combined company will leverage ViroLogic’s commercial laboratory, patient testing and pharmaceutical drug development business, and innovative technology with ACLARA’s proprietary molecular assay platform known as the eTag™ System. With the benefit of technological and operational synergies and substantial financial resources, the combined company will seek to rapidly exploit the large emerging market opportunity for molecular testing for cancer and other serious diseases.

Under the terms of the agreement, each outstanding share of ACLARA common stock will be exchanged for 1.7 shares of ViroLogic common stock and 1.7 contingent value rights (CVR). The common stock portion of the consideration equals $4.78 per share of ACLARA based on ViroLogic’s closing price of $2.81 on May 28. In addition to receiving shares of

ViroLogic, the CVR provides for a potential cash payment of up to $0.50 per CVR (equivalent to $0.85 per ACLARA share) depending on the ViroLogic stock price twelve months following completion of the merger. After the closing of the merger, ViroLogic expects to have approximately $75 million in cash, cash equivalents and marketable securities net of estimated transaction and integration costs prior to the effect of any payment that may be made under the CVRs.

Leveraging Powerful Platforms to Address Large and Fast Growing Market for Targeted Cancer Therapy

Building on its pioneering and leading position in the HIV field, ViroLogic is merging with ACLARA in order to deliver technology and services for pharmaceutical companies developing cancer therapeutics along with delivering patient testing products and services to aid doctors in the treatment of cancer patients.

“This merger provides what we believe is the most powerful new technology platform to address the exploding field of targeted therapeutics and molecular diagnostics for cancer,” said William D. Young, CEO and chairman of ViroLogic, who will continue as CEO and chairman of the newly merged company. “This strong combination of capabilities and substantial financial resources will enable us to leverage our experience and infrastructure to bring the benefits of personalized medicine to the acute need in oncology. We have delivered hundreds of thousands of complex individual molecular evaluations to HIV patients in the last five years and we plan to leverage that expertise to bring expanded products and services to disease areas that affect at least 10 times as many patients. There are more than 1 million new cancer patients in the United States each year, representing a very significant patient care and market opportunity.”

“Joining forces with ViroLogic, the industry innovator and leader that helped make personalized medicine a reality in HIV for patients, healthcare providers and pharmaceutical companies will accelerate our ability to do the same thing for cancer,” said Thomas Klopack, ACLARA’s CEO. “We see the treatment of cancer developing in a similar fashion to that of HIV with potentially more effective combination regimens facilitated by molecular testing. ViroLogic’s proven business model is a perfect fit with our aspiration to commercialize our molecular oncology testing technology. ViroLogic’s growing revenue stream and established relationships with major pharmaceutical companies, payors and leading national distributors make them ideally suited to commercialize products and services derived from our proprietary eTag Systems. Combining with ViroLogic at this time eliminates the need for ACLARA to spend resources on building a commercial infrastructure and will accelerate the time-to-market for eTag products and services.”

ViroLogic has built a highly sophisticated and efficient commercial infrastructure to support the industry’s most comprehensive line of drug resistance tests, including PhenoSense™ HIV, GeneSeq™ and its novel combination assay, PhenoSenseGT™. These tests are used in the management of individuals with HIV and the development of new antiviral drugs for HIV and hepatitis. Since it launched PhenoSense HIV four years ago, the company has steadily increased revenues year over year while optimizing operations. Since the company was founded in 1995, there have been over 300 presentations at the major HIV meetings and publications in leading peer-review journals by ViroLogic scientists and their collaborators using the company’s proprietary technology.

ACLARA has developed the proprietary eTag System, a protein-based technology that can be easily formatted to test biopsy-sized samples of patient tumors. Importantly, this includes formalin-fixed paraffin-embedded tissue, the industry standard for storing patient samples. Many different molecular markers in these patient tissues can be quantified simultaneously, such as signaling proteins, protein complexes and activated receptors. The eTag System is particularly well suited for targeting the new molecular-based drugs being introduced for cancer. This will allow drug companies and doctors to assess a patient’s likelihood of responding to a given therapy thereby facilitating more precise and effective utilization of available therapeutic options. ACLARA has a growing list of collaborations with academic institutions studying cancer and inflammation disorders.

ViroLogic Reaffirms Revenue Guidance

ViroLogic is affirming full-year 2004 revenue guidance, before the inclusion of ACLARA’s revenues, of $42 million to $47 million, an increase of more than 25% over 2003 revenues. Operating results for the merged business are expected to benefit from the elimination of duplicate facilities and overhead costs and the streamlining of laboratory, clinical and commercial infrastructure.

Board and Organizational Structure

ViroLogic’s board of directors will be expanded to include Tom Baruch and John Mendlein, current members of ACLARA’s board. Tom Klopack is expected to continue in a consulting capacity with the Company after the transaction. The new company will have approximately 250 employees following the close of the transaction.

All operations for the combined company will be headquartered in South San Francisco, Calif., the current headquarters of ViroLogic. Operations at ACLARA’s Mountain View facilities are expected to be transitioned to South San Francisco after completion of the merger.

Tax-free Reorganization and Contingent Value Rights (CVR) Terms

The board of directors of both ViroLogic and ACLARA approved the definitive merger agreement. The transaction, which is structured as a “tax-free” reorganization, with respect to the shares of ViroLogic to be issued in the transaction for federal income tax purposes, is subject to the approval of the stockholders of both ViroLogic and ACLARA, as well as regulatory approvals and satisfaction of other closing conditions. The directors and executive officers of both ViroLogic and ACLARA have agreed to vote the shares owned by them in favor of the merger. The transaction is expected to close by the fourth quarter of 2004.

The maximum payment under the CVR would be $0.50 per CVR (equivalent to $0.85 per ACLARA share) if ViroLogic’s stock price trades below an average price of $2.40 per share during the 15 trading days immediately preceding the one-year anniversary of the closing of the merger, declining ratably to $0.00 per CVR if ViroLogic’s stock averages $2.90 per share or higher during such time. The CVR is expected to be registered on a national stock exchange. The stockholders of ViroLogic will hold approximately 52% of the total shares of the new company and stockholders of ACLARA will hold approximately 48% following the merger, assuming conversion of ViroLogic’s preferred stock, and exercise of all ViroLogic warrants and ViroLogic and ACLARA stock options. Upon closing, the new company will have approximately 115 million shares of common stock outstanding.

Lazard Freres & Co. LLC acted as financial advisor to ViroLogic, and Cooley Godward LLP provided legal counsel. Lehman Brothers Inc. acted as financial advisor to ACLARA, and Latham & Watkins LLP provided legal counsel.

Conference Call Details

The companies will host a conference call today, June 1, 2004, at 10:00 a.m. Eastern Time. To access the live call, please dial 1-888-482-0024 (U.S.) or 617-801-9702 (international). The conference ID is 60950490. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.virologic.com and clicking on the Investor Relations link, or by going to www.aclara.com and clicking on the Conference Calls link in the Investor Relations section. Following the live broadcast, a telephone replay will also be available at 1-888-286-8010 (U.S.) or 617-801-6888 (international), passcode 67550795, until midnight Eastern Time on Friday, June 11, 2004.

The information provided on the teleconference is only accurate at the time of the conference call, and ViroLogic and ACLARA will take no responsibility for providing updated information except as required by law.

About ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases such as AIDS and hepatitis. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

About ACLARA

Founded in 1995, ACLARA is a biotechnology company working to provide physicians and researchers products and services to make personalized medicine a reality through its protein-based assay technology – the eTag™ System. ACLARA is dedicated to unlocking the power of pathway biology to accelerate the development of next-generation targeted therapeutics, recognizing the most appropriate patients for approved therapies and identifying the highly-specific, protein-based biomarkers that will enable physicians to create truly personalized treatment regimens for patients suffering from cancer and other life-threatening disorders.

ACLARA is commercializing its proprietary eTag System to enhance and accelerate drug discovery research and the preclinical and clinical development of targeted therapeutics. ACLARA’s technology may also enable the development of highly-specific, protein-based diagnostics capable of providing physicians with a powerful tool for creating personalized treatment regimens for patients suffering from serious and difficult-to-treat cancers. For more information on ACLARA please visit the Company’s web site at www.aclara.com.

Additional Information

ViroLogic, Inc. intends to file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a joint proxy statement/prospectus of ViroLogic and ACLARA and other relevant documents in connection with the proposed transaction. Investors and security holders are advised to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus, when available, and other documents filed by ViroLogic and ACLARA at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ViroLogic by directing such request to ViroLogic, Inc., 345 Oyster Point Blvd; South San Francisco, California 94080, Attention: Investor Relations. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ACLARA by directing such request to ACLARA BioSciences, Inc., 1288 Pear Avenue, California 94043, Attention: Investor Relations. ViroLogic, ACLARA and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of ViroLogic and ACLARA with respect to the transactions contemplated by the merger agreement. A description of any interests that ViroLogic’s or ACLARA’s directors and executive officers have in the proposed merger will be available in the joint proxy statement/prospectus. Information regarding ViroLogic officers and directors is included in ViroLogic’s 10-K/A filed with the Securities and Exchange Commission on April 23, 2004. Information regarding ACLARA’s officers and directors is included in ACLARA’s 10-K/A filed with the Securities and Exchange Commission on April 29, 2004. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from ViroLogic and ACLARA.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements relating to revenue growth, expectations of testing products and actions designed to continue the growth of patient testing revenue, anticipation of cash resources upon the completion of the merger, the ability of the combined companies to create a leader in molecular diagnostics for personalized medicine in oncology and infectious disease, the size of the oncology testing opportunity and the approval of new targeted therapeutics requiring individual patient testing, and the timing of completion and the likelihood of stockholder approval of the merger. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to the inability to obtain, or meet conditions imposed for, governmental and other approvals of the merger, including approval by stockholders of the companies; the risk that the ViroLogic and ACLARA businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; the risks that the Companies’ products may not perform in the same manner as indicated in this press release; whether the combined company successfully conducts clinical trials and successfully introduces new products; risks related to the commercialization of ACLARA’s eTag assay system; risks related to the implementation of ViroLogic’s distribution agreement with Quest; whether others introduce competitive products; the risk that the combined company’s products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated; the risk that gross margins may not increase as expected; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; the timing of pharmaceutical company clinical trials; whether payors will authorize reimbursement for its products; whether the FDA or any other agency will decide to regulate the combined company’s products or services; whether the combined company will encounter problems or delays in automating its processes; whether intellectual property underlying ViroLogic’s PhenoSense technology and ACLARA’s eTag System is adequate; the ultimate validity and enforceability of the companies’ patent applications and patents; the possible infringement of the intellectual property of others and whether licenses to third party technology will be available; and whether the combined company is able to build brand loyalty and expand revenues. For a discussion of other factors that may cause ViroLogic’s and ACLARA’s actual events to differ from those projected, please refer to each Company’s most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

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TEXT OF SCRIPT

VIROLOGIC/ACLARA MERGER CONFERENCE CALL

JUNE 1, 2004

FINAL

I. Moderator Introduction

•	Before we begin, I’d like to repeat the following disclaimers, which were included in today’s press release:

•	Investors and security holders are advised to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus when available and other documents filed by ViroLogic and ACLARA at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ViroLogic by directing such request to ViroLogic Investor Relations. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ACLARA by directing such request to ACLARA Investor Relations. ViroLogic, ACLARA and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of ViroLogic and ACLARA with respect to the transactions contemplated by the merger agreement. A description of any interests that ViroLogic’s or ACLARA’s directors and executive officers have in the proposed merger will be available in the joint proxy statement/prospectus. Information regarding ViroLogic officers and directors is included in ViroLogic’s 10-K/A filed with the Securities and Exchange Commission on April 23, 2004. Information regarding ACLARA’s officers and directors is included in ACLARA’s 10-K/A filed with the Securities and Exchange Commission on April 29, 2004. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from ViroLogic and ACLARA.

•	During the course of this conference call we will state our beliefs and make projections and other forward-looking statements regarding future events and the future financial performance of both ViroLogic and ACLARA, including statements relating to revenue growth, expectations of testing products and actions designed to continue the growth of patient testing revenue, anticipation of cash resources upon the completion of the merger, the ability of the combined companies to create a leader in molecular diagnostics for personalized medicine in oncology and infectious disease, the size of the oncology testing opportunity and the approval of new targeted therapeutics requiring individual patient testing, and the timing of completion and the likelihood of stockholder approval of the merger. We wish to caution you that such statements are just predictions and subject to risks and uncertainties and other factors that may cause actual events or results to differ materially. These risks and uncertainties include, but are not limited to: risks related to the inability to obtain, or meet conditions imposed for, governmental and other approvals of the merger, including approval by stockholders of the companies; the risk that the ViroLogic and ACLARA businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; the risks that the Companies’ products may not perform in the same manner as indicated in this discussion; whether the combined company successfully conducts clinical trials and successfully introduces new products; risks related to the commercialization of ACLARA’s eTag assay system; risks related to the implementation of ViroLogic’s distribution agreement with Quest; whether others introduce competitive products; the risk that the combined company’s products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; the timing of pharmaceutical company clinical trials; whether payors will authorize reimbursement for its products; whether the FDA or any other agency will decide to regulate the combined company’s products or services; whether the combined company will encounter problems or delays in automating its processes; whether intellectual property underlying ViroLogic’s PhenoSense technology and ACLARA’s eTag System is adequate; the ultimate validity and enforceability of the companies’ patent applications and patents; the possible infringement of the intellectual property of others and whether licenses to third party technology will be available; and whether the combined company is able to build brand loyalty and expand revenues. We refer you to ViroLogic’s and ACLARA’s publicly filed SEC disclosure documents, including our most recently filed Forms 10-Q, for a detailed description of the risk factors affecting our businesses and other important factors that could cause our actual results to differ materially from our projections and other forward-looking statements.

•	I would now like to turn the call over to Bill Young Chairman and CEO of ViroLogic.

II. Bill Young: Introduction & Overview of Announcement

•	Good morning everyone. With me this morning is Tom Klopack, the CEO of ACLARA.

•	This is an important day for ViroLogic. In announcing our definitive merger agreement with ACLARA, we are taking a major step towards establishing ViroLogic as an industry-leading company developing and commercializing advanced molecular diagnostics for personalized medicine focused on oncology and infectious diseases.

•	The combined company will leverage ViroLogic’s commercial laboratory business and innovative technology with ACLARA’s proprietary molecular assay platform known as the eTag™ System. With the benefit of technological and operational synergies and substantial financial resources, the combined company will seek to rapidly exploit the large emerging market opportunity for molecular testing.

•	There are four key reasons for ViroLogic to combine with ACLARA:

•	First, this strategic merger allows ViroLogic to further build on its substantial franchise. Over the last five years we have invested over $100 million to develop commercial laboratory capacity, extensive drug company collaborations and a growing revenue stream with our patient testing and pharma businesses. We believe this combination gives us even greater confidence in our ability to continue our momentum beyond 2004.

•	Second, we believe that together we can create an exciting new company with increased product and market prospects. Specifically, we will initially address the need to bring personalized medicine to the more than 1 million new solid tumor cancer patients in the U.S. each year. We intend to create new products that will allow us to tackle the exploding field of targeted therapeutics and molecular diagnostics for cancer.

•	Third, ACLARA has a robust platform technology, the eTag System, that will serve to expand our research capabilities to address cancer, infectious diseases and inflammation disorders as well as other serious diseases.

•	Fourth, the combination provides substantial cash resources to ensure that we bring the benefits of personalized medicine to many more patients. We expect to have approximately $75 million when the merger closes after transaction and integration costs.

•	As many of you are aware, ViroLogic has built a pioneering and leading position in HIV resistance testing which assist physicians to determine which HIV drugs are effective for a patients’ virus.

•	We have built a highly sophisticated and efficient commercial infrastructure to support the industry’s most comprehensive line of drug resistance tests, including PhenoSense™ HIV, GeneSeq™ and our novel combination assay, PhenoSenseGT™. Over the last four years our revenues have steadily grown while we optimized our operations.

•	We are affirming our full-year revenue guidance, before the inclusion of ACLARA’s revenues, of $42 million to $47 million. Operating results for the merged businesses are expected to benefit from the elimination of duplicate facilities and overhead costs and the streamlining of laboratory, clinical and commercial infrastructure. We believe that we will have the infrastructure, product focus and financial resources to strategically and rapidly exploit this large emerging market opportunity for molecular testing.

•	We see the practice of oncology developing in a parallel fashion to how doctors have evolved treatments for HIV patients. Increasingly, cancer patients, like HIV patients today, will receive more combination therapies, or drug cocktails, and doctors will use patient-specific diagnostic testing to help determine an individual’s therapy regimen to manage their care.

•	With the addition of ACLARA’s powerful technology platform, our efforts will first be focused on expanding our collaborations with pharmaceutical companies to provide clinical testing services for the development of new cancer agents. Much like we have done in the area of infectious disease, we then expect to expand our offerings to include a broad array of patient testing products and services to aid physicians in the treatment of cancer.

•	Our collaborations with major pharmaceutical companies and established relationships with leading national distributors and payors will be critical to commercializing products and services derived from eTag technology.

•	Let me spend a few minutes describing the versatility, sensitivity and robustness of ACLARA’s eTag System, which, in our view is among the most promising on the horizon to address the emerging field of cancer diagnostics.

•	The eTag System is easy to use. It requires only a very small amount of biological sample. Tests can be performed directly on cell lysates of cultured or primary cells, as well as fresh, frozen and formalin-fixed paraffin-embedded clinically-derived tissue samples. This is an industry standard for storing patient samples. eTag assays can be easily formatted to identify many different molecular markers, or biomarkers, simultaneously.

•	The eTag System is designed to enable clinicians and researchers to gain a critical understanding of the protein complex interactions that form the basis of a cell’s signaling network and pathway biology. These biomarkers are critical to understanding the likely course of an individual’s disease pathology.

•	We believe that pharmaceutical and biotechnology companies are increasingly embracing the concept of the role of personalized medicine in enhancing their targeted therapeutics programs. The benefits of easily and economically identifying quality biomarker expression in new drug development programs are substantial. These include more efficient clinical trials with a higher probability of successful completion and drugs that can be prescribed for particular patients based on the identification of markers in those patients that are predictive of responsiveness to that drug.

•	Moreover, we have just begun to see the advent of personalized molecular medicine in oncology. Currently, there are five targeted therapies that are FDA approved: Herceptin, Gleevac, Iressa, Erbitux and Avastin, and there are dozens more in advanced clinical testing.

•	Over 1 million new cases of solid tumor cancer are diagnosed each year and we believe that over 400,000 of these patients are put on drug therapy. Accordingly, there is a very substantial number of patients for whom targeted therapies could represent a significant advance in treatment options.

•	We, therefore, have an unusual opportunity to incorporate ACLARA’s strong technology platform to build on our proven business model and apply our commercial infrastructure and experience to markets that affect up to 10 times as many patients as we currently address. As we have already demonstrated in HIV testing, our goal in oncology is to become the partner of choice with cancer diagnostics.

•	We believe our existing revenue stream and commercial laboratory investment, combined with ACLARA’s technical and financial resources, will allow us to execute on this plan and establish a new company with enormous potential for success and value creation for both companies’ stockholders.

•	We are also now in a much stronger position to evaluate other critical technologies and products that can enhance and expand our future market and growth opportunities.

•	Let me turn to the details of the proposed merger.

•	Each outstanding share of ACLARA common stock will be exchanged for 1.7 shares of ViroLogic common stock and 1.7 contingent value rights. The common stock portion of the consideration equals $4.78 per share of ACLARA based on ViroLogic’s closing price of $2.81/share on May 28. In addition to receiving shares of ViroLogic common stock, the CVR provides for a potential cash payment to ACLARA stockholders of up to $0.85 per ACLARA share depending on the level of ViroLogic’s stock price twelve months following completion of the merger. Based on last Friday’s closing price of ViroLogic stock, the value of the stock portion of the transaction is approximately $180 million excluding any contribution from the CVR.

•	The transaction, which is structured as a “tax-free” reorganization, with respect to the shares of ViroLogic to be issued in the transaction for federal income tax purposes, is subject to the approval of the stockholders of both ViroLogic and ACLARA, as well as regulatory approvals and the satisfaction of other closing conditions. The directors and executive officers of both companies have agreed to vote in favor of the merger. We anticipate the closing will occur by the fourth quarter of 2004.

•	As stated in the press release, all operations for the new company will be headquartered in South San Francisco, Calif., the current headquarters of ViroLogic. Operations at ACLARA’s Mountain View facilities are expected to be transitioned to South San Francisco upon the approval and completion of the merger. I will continue as CEO and chairman of the newly merged company. John Mendlein and Tom Baruch, current ACLARA Board members, will join the ViroLogic board of directors.

•	Finally, before passing the call over to Tom Klopack, CEO of ACLARA, let me finish by saying that we are really excited by this merger because it provides us what we needed to make personalized medicine a reality for even more patients suffering from serious life-threatening diseases beyond HIV. With that, Tom, let me pass the call to you to share your thoughts on the combined company.

III. Tom Klopack

•	Thank you, Bill. I agree that this combination is a great opportunity for cancer patients as well as the stockholders of both ACLARA and ViroLogic.

•	We are excited by the promise of our eTag technology and believe that the strategic combination of the strengths of both ACLARA and ViroLogic will accelerate its true potential.

•	Moving forward, we believe that we are building a stronger company by increasing our ability to develop products in the area of personalized medicine. By joining forces with ViroLogic, ACLARA stockholders will become part of a product focused company with revenues derived from both patient-testing and pharmaceutical markets.

•	Together, we have the commercial infrastructure, innovative technology and financial strength to better address the requirements of pharmaceutical companies trying to develop more effective treatments as well as address the needs of patients, doctors and payors.

•	As we did our due diligence, it was evident to us that ACLARA and ViroLogic compliment each other from a cultural and scientific standpoint. We both believe in high-quality science, development of our people, and strong business performance building shareholder value.

•	All of us involved in this transaction are excited about the product and technology opportunities it creates. We believe that with the personnel and expertise to navigate the market, the regulatory process, and the world of scientific discovery, and the resources to advance these programs, we are creating a company with uncommon value and strength across all aspects of its business.

•	I would now like to turn the call back to Bill.

IV. Bill Young: Closing

•	Thank you, Tom. Before I open the call for questions let me just review the reasons why we believe this merger makes so much sense

•	This merger leverages ViroLogic’s already established laboratory infrastructure, pioneering knowledge and key pharma and lab relationships to create a leading company harnessing the power of molecular diagnostics to provide personalized medicine to many more patients and doctors.

•	The eTag System provides a powerful platform from which we believe we can further grow ViroLogic’s revenue, create new products, and expand into new large markets, particularly oncology.

•	Together we believe we will have the financial resources to address these expanded opportunities.

•	I’d like to take this opportunity to thank the stockholders of both companies, who have been supportive of our separate efforts to develop franchises in personalized medicine. Together we believe we can enhance both businesses and create increased value for both ViroLogic and ACLARA stockholders.

•	Thank you for joining us today.

•	Now I will ask the operator to open the call for questions.

After the last question:

Thank you for participating on today’s conference call.

•	Just as a final note, ACLARA will be hosting an Investor Briefing at ASCO in New Orleans on Monday June 7 at 7:00 a.m. Eastern at the Embassy Suites Hotel which also will be webcast. Two leading researchers and members of ACLARA’s Scientific Advisory Board, David B. Agus, M.D., Research Director at the Louis Warschaw Prostate Cancer Center at Cedars-Sinai Medical Center and Assistant Professor of Medicine at UCLA and Carlos L. Arteaga, M.D., Professor of Medicine and Cancer Biology and Director of the Breast Cancer Research Program of the Vanderbilt-Ingram Cancer Center at Vanderbilt University School of Medicine will make presentations. In addition, members of ACLARA’s scientific team will describe eTag technology’s applicability to personalized medicine for oncology.
•	Also, I will be Chairing a panel entitled “Making Personalized Medicine a Reality” at the BIO 2004 Annual International Convention in San Francisco on June 8 at 4:00 p.m. PT, and Sharat Singh, ACLARA’s Chief Technical Officer will be one of the panelists along with Jaenette Whitcomb, ViroLogic’s VP of Operations.
•	ViroLogic and its scientific and clinical collaborators will also be presenting numerous studies regarding the benefits of its comprehensive array of drug resistance assays and database for patient management and drug development at the XIII International Workshop on HIV Drug Resistance, June 8-12, Canary Islands.

We look forward to seeing many of you in the coming days and weeks during these meetings and conferences.

ADDITIONAL INFORMATION

This filing contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those projected. Those factors include risks and uncertainties relating to the fact that the proposed merger may not be approved by stockholders, the inability of both companies to satisfy other closing conditions or the merger, the risks that the two companies’ businesses will not be integrated successfully after the merger, costs related to the proposed merger, the risk that no payments may end up becoming due under the contingent value rights, the performance of ACLARA’s products, anticipated progress in commercialization of ACLARA’s eTag™ assay system; the potential for use of ACLARA’s eTag assays in clinical development programs; the potential for use of ACLARA’s eTag assays as diagnostic tests; ACLARA’s ability to successfully conduct clinical studies and the results obtained from those studies; ACLARA’s ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of ACLARA’s revenues; actual market acceptance of ACLARA’s products and adoption of ACLARA’s technological approach and products by pharmaceutical and biotechnology companies; ACLARA’s estimate of the size of its markets; ACLARA’s estimates of the levels of demand for its products; ACLARA’s ability to develop organizational capabilities suitable for the further development and commercialization of its eTag assays; the ultimate validity and enforceability of ACLARA’s patent applications and patents; the possible infringement of the intellectual property of others; technological approaches of ACLARA and its competitors; and other risk factors identified in ACLARA’s Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.

In connection with the proposed merger, ViroLogic and ACLARA will file a joint proxy statement/prospectus with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/ PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT VIROLOGIC, ACLARA, THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY VIROLOGIC AND ACLARA THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE JOINT PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ACLARA BY CONTACTING ALF MERRIWEATHER, ACLARA BIOSCIENCES, INC., 1288 PEAR AVENUE, MOUNTAIN VIEW, CALIFORNIA, 94043; PHONE (650) 210-1200.

ACLARA and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ACLARA’s stockholders in connection with the proposed merger is set forth in Amendment No. 1 to ACLARA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on April 29, 2004. Additional information will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.